Investor Relations                                            Exhibit 99.1
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Third Quarter Results

•	Net earnings per share for the quarter up 22 percent to a record $0.61

•	Third quarter sales increase 4.5 percent to a record $627.9 million

•	Strong results driven by increased demand for professional segment products

BLOOMINGTON, Minn. (August 24, 2017) - The Toro Company (NYSE: TTC) today reported net earnings of $68.4 million, or $0.61 per share, on net sales of $627.9 million, an increase of 4.5 percent, for its fiscal third quarter ended August 4, 2017. In the comparable fiscal 2016 period, the company delivered net earnings of $55.8 million, or $0.50 per share, on net sales of $601.0 million.

For the first nine months, Toro reported net earnings of $233.9 million, or $2.10 per share, on a net sales increase of 4.8 percent to $2.017 billion. In the comparable fiscal 2016 period, the company posted net earnings of $200.8 million, or $1.79 per share on net sales of $1.924 billion.

“We are pleased to deliver strong results for the quarter driven by positive momentum in our professional segment,” said Richard M. Olson, Toro’s chief executive officer. “Innovative new offerings across our professional portfolio fueled the growth. Products such as the Exmark® Radius® and the Toro® TITAN® HD zero-turn riding mowers have been well received by customers. In our golf and grounds business, the Groundsmaster® and Greensmaster® mower lines also contributed to the favorable results. Finally, the Perrot irrigation products have proven to be a good addition to our international business, where we achieved nice sales growth for the quarter.”

“With the fourth quarter underway, we are encouraged by the retail trends we are seeing, particularly across many of our professional businesses. BOSS® is well positioned with several new product offerings to support the needs of our contractor customers as they prepare for the snow season. Similarly, sales of our residential snow throwers have also been favorable as the channel anticipates the upcoming snow season.”

“As we enter our final quarter of the three-year Destination PRIME employee initiative, I would like to take this opportunity to recognize our team for their hard work and accomplishments throughout this multi-year journey. We are encouraged by the progress we have made and remain focused on driving further improvement in the remainder of the fiscal year and into our next initiative.”

The company now expects revenue growth for fiscal 2017 to be at least 4.5 percent and net earnings per share to be about $2.38.

2 - The Toro Company Reports Record Third Quarter Earnings

SEGMENT RESULTS

Professional

•
Professional segment net sales for the third quarter totaled $468.6 million, up 9.5 percent from $427.8 million in the same period last year. For the first nine months, professional segment net sales were $1.451 billion, up 6.6 percent from the comparable fiscal 2016 period. Momentum in our landscape contractor, international and golf and grounds business generated positive results for the quarter. For the year-to-date results, we saw strong performance in our golf, landscape and BOSS businesses. Additionally, continued demand for our Dingo® TX 1000 compact utility loader and the new tracked Mud Buggy™ in the rental and specialty construction businesses contributed to the growth for both periods.

•
Professional segment earnings for the third quarter totaled $97.4 million, up 9.3 percent from $89.1 million in the same period last year. For the first nine months, professional segment earnings were $314.5 million, up 7.6 percent from $292.3 million in the comparable fiscal 2016 period.

Residential

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Residential segment net sales for the third quarter were $152.1 million, down 9.3 percent from $167.8 million in the same period last year. For the first nine months, residential segment net sales were $550.7 million, up 0.1 percent compared to the same fiscal 2016 period. The sales decline for the quarter was due to a combination of factors. A transition in timing of our Toro Days sales promotion to the second quarter, increasing sales of our professional grade zero turn riding mowers to homeowners with acreage and weakened demand for our steering wheel zero-turn riding mowers, all contributed to the decline for the quarter. Offsetting the decrease were higher shipments of snow products in anticipation of the upcoming selling season. Solid sales of our walk power mowers and channel demand for our snow products contributed to the results for the year.

•
Residential segment earnings for the third quarter were $11.4 million, down 11 percent from $12.8 million in the same period last year. For the first nine months, residential segment earnings were $63.0 million, down 2.4 percent from the comparable fiscal 2016 period.

OPERATING RESULTS

Gross margin as a percent of sales for the third quarter was 36.1 percent, an increase of 10 basis points from the same period last year. The increase was primarily due to segment mix and productivity improvements, which were offset primarily by commodity costs. For the first nine months, gross margin as a percent of sales was 36.5 percent, which is consistent with the comparable period last year. Segment mix and productivity improvements were offset by commodity cost increases and foreign currency rates, which impacted the results.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was 22.1 percent, a decrease of 30 basis points from the same period last year. For the first nine months, SG&A expense as a percent of sales was 21.2 percent, a decrease of 20 basis points from the comparable period last year. The decrease for both periods was primarily due to the leveraging of expenses over higher sales volumes.

Operating earnings as a percent of sales for the third quarter was 14 percent, an increase of 40 basis points from the comparable period last year. Operating earnings as a percent of sales for the first nine months was 15.3 percent, an increase of 20 basis points from the same period last year.

3 - The Toro Company Reports Record Third Quarter Earnings

The effective tax rate for the third quarter was 22.6 percent, compared to 30.9 percent last year. For the first nine months, the effective tax rate was 23.6 percent, compared to 30.5 percent in the same period last year. The favorable tax rate for both periods were due to discrete tax items.

Accounts receivable at the end of the third quarter totaled $221.6 million, up 9.5 percent compared to last year. Net inventories were $349.0 million, up 6.7 percent and trade payables were $211.5 million, up 22.8 percent compared to the same period last year.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.4 billion in fiscal 2016, Toro’s global presence extends to more than 90 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
August 24, 2017 at 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 24, 2017. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax and trade policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, conflict mineral disclosure, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most

4 - The Toro Company Reports Record Third Quarter Earnings

recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

5 - The Toro Company Reports Record Third Quarter Earnings
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 4, 2017	July 29, 2016	August 4, 2017	July 29, 2016
Net sales	$627,943	$600,980	$2,016,549	$1,923,819
Gross profit	226,785	216,617	736,579	702,458
Gross profit percent	36.1%	36.0%	36.5%	36.5%
Selling, general, and administrative expense	139,001	134,664	428,929	411,576
Operating earnings	87,784	81,953	307,650	290,882
Interest expense	(4,750)	(4,646)	(14,309)	(14,021)
Other income, net	5,349	3,480	12,916	11,865
Earnings before income taxes	88,383	80,787	306,257	288,726
Provision for income taxes	19,979	24,965	72,388	87,962
Net earnings	$68,404	$55,822	$233,869	$200,764

Basic net earnings per share of common stock	$0.63	$0.51	$2.16	$1.83

Diluted net earnings per share of common stock	$0.61	$0.50	$2.10	$1.79

Weighted-average number of shares of common stock outstanding — Basic	108,456	109,966	108,434	109,946

Weighted-average number of shares of common stock outstanding — Diluted	111,457	112,112	111,460	112,154
Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective September 16, 2016.

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 4, 2017	July 29, 2016	August 4, 2017	July 29, 2016
Professional	$468,564	$427,784	$1,451,269	$1,361,829
Residential	152,127	167,815	550,651	550,330
Other	7,252	5,381	14,629	11,660
Total*	$627,943	$600,980	$2,016,549	$1,923,819

*Includes International Sales of:	$139,434	$126,975	$472,317	$450,577

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	August 4, 2017	July 29, 2016	August 4, 2017	July 29, 2016
Professional	$97,368	$89,096	$314,545	$292,311
Residential	11,360	12,767	62,965	64,494
Other	(20,345)	(21,076)	(71,253)	(68,079)
Total	$88,383	$80,787	$306,257	$288,726

6 - The Toro Company Reports Record Third Quarter Earnings
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 4, 2017	July 29, 2016
ASSETS
Cash and cash equivalents	$335,026	$277,243
Receivables, net	221,551	202,389
Inventories, net	349,022	327,114
Prepaid expenses and other current assets	42,550	39,658
Total current assets	948,149	846,404

Property, plant, and equipment, net	226,926	220,876
Long-term deferred income taxes	59,754	65,216
Goodwill and other assets, net	334,715	331,949
Total assets	$1,569,544	$1,464,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$23,056	$22,627
Accounts payable	211,453	172,156
Accrued liabilities	309,385	318,628
Total current liabilities	543,894	513,411

Long-term debt, less current portion	308,793	331,641
Deferred revenue	24,964	11,958
Other long-term liabilities	31,971	29,585
Total stockholders’ equity	659,922	577,850
Total liabilities and stockholders’ equity	$1,569,544	$1,464,445

7 - The Toro Company Reports Record Third Quarter Earnings
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 4, 2017	July 29, 2016
Cash flows from operating activities:
Net earnings	$233,869	$200,764
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(7,566)	(7,302)
Provision for depreciation, amortization, and impairment loss	47,713	46,332
Stock-based compensation expense	9,691	7,723
(Increase)/decrease in deferred income taxes	(2,121)	256
Other	71	(464)
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(54,935)	(23,699)
Inventories, net	(34,069)	3,428
Prepaid expenses and other assets	(7,625)	(2,108)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	86,991	79,055
Net cash provided by operating activities	272,019	303,985

Cash flows from investing activities:
Purchases of property, plant, and equipment	(36,572)	(34,601)
Proceeds from asset disposals	74	232
Distributions from finance affiliate, net	4,617	3,594
Proceeds from sale of a business	—	1,500
Acquisition, net of cash acquired	(24,181)	—
Net cash used in investing activities	(56,062)	(29,275)

Cash flows from financing activities:
Repayments of short-term debt	—	(1,161)
Repayments of long-term debt	(19,158)	(20,713)
Proceeds from exercise of stock options	9,756	19,691
Purchases of Toro common stock	(96,059)	(69,189)
Dividends paid on Toro common stock	(56,926)	(49,488)
Net cash (used in) financing activities	(162,387)	(120,860)

Effect of exchange rates on cash and cash equivalents	7,901	(2,882)

Net increase in cash and cash equivalents	61,471	150,968
Cash and cash equivalents as of the beginning of the fiscal period	273,555	126,275
Cash and cash equivalents as of the end of the fiscal period	$335,026	$277,243

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